FOR IMMEDIATE RELEASE
                                                                 AUGUST 10, 2004

INN OF THE MOUNTAIN GODS RESORT AND CASINO
ANNOUNCES APPROVAL OF 2001 GAMING COMPACT
AND FINAL SETTLEMENT AGREEMENT PAYMENT

Contact Information:

Richard W. Williams
Chief Financial Officer
Inn of the Mountain Gods Resort and Casino
Tele:  (505) 464-7705
email: rwilliams@imgresort.com


MESCALERO, NM (BUSINESS WIRE) - August 10, 2004 - Inn of the Mountain Gods Resort and Casino ("IMGRC"), a business enterprise of the Mescalero Apache Tribe ("Tribe"), reported today that the Department of Interior published its approval of the Tribe's new gaming compact (the "2001 Compact") with the State of New Mexico (the "State"). The Tribe and the State entered into the 2001 Compact in connection with their April 2004 settlement agreement regarding their dispute over revenue sharing and regulatory fees under the parties' prior gaming compact. IMGRC also reported today that it made the final $23.0 million payment to the State required by the settlement agreement.

ABOUT IMGRC

IMGRC is a business enterprise of the Tribe, a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Tribe including Casino Apache, Casino Apache Travel Center, Ski Apache and a new resort project, currently under construction which, upon completion, will include a 273-room hotel, a new 38,000 square foot casino (replacing the existing Casino Apache), a fitness center and indoor swimming pool and a 37,000 square foot convention and special events center, which will include capacity for 17,000 square feet of divisible meeting room space.

FORWARD-LOOKING STATEMENTS

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information relating to business activities and project development. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "except," "scheduled," or "intend" and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") on February 27, 2004, as amended by Amendment Nos. 1, 2 and 3 to Form S-4 filed with the SEC on April 22, May 18 and June 10, 2004, respectively and our Annual Report filed on Form 10-K on July 29, 2004. The forward-looking statements included in this press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.